UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2012

TRANZYME, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35119	63-1192270
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5001 South Miami Boulevard, Suite 300 Durham, NC	27703
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (919) 474-0020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02                                           Termination of a Material Definitive Agreement.

On December 4, 2012, Tranzyme, Inc. (the “Company”) repaid all principal and interest and made aggregate final payments of approximately $12.9 million and $8.1 million to Oxford Finance LLC, a Delaware limited liability company (as successor-in-interest to Oxford Finance Corporation, a Delaware corporation) (“Oxford”), and Horizon Technology Finance Corporation, a Delaware corporation (as successor-in-interest to Compass Horizon Funding Company LLC, a Delaware limited liability company) (“Horizon”), respectively, pursuant to the Amended and Restated Loan and Security Agreement dated as of January 31, 2012, by and among the Company, Tranzyme Pharma Inc., a Canadian corporation and wholly-owned subsidiary of the Company, Horizon and Oxford (the “Loan Agreement”) and terminated the Loan Agreement. The annual interest rate under the Loan Agreement was fixed at 10.0%, contained customary default and acceleration provisions and was secured by the Company’s assets, excluding intellectual property.  Both Horizon and Oxford hold certain warrants to purchase shares of the Company’s common stock.  These warrants are immediately exercisable, and excluding certain mergers or acquisitions, will expire on January 30, 2022.

The foregoing description of the Loan Agreement is qualified in its entirety by reference to the Loan Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed February 1, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANZYME, INC.

By:	/s/ Vipin K. Garg, Ph.D.
Vipin K. Garg, Ph.D.
President and Chief Executive Officer

Date: December 4, 2012